Exhibit 11.1


                 Statement re: Computation of Per Share Earnings


The following table sets forth the computation of earnings per share for the three months ended March 31, 1997 and 1996. The computation of weighted average common shares and common share equivalents on a fully diluted basis is the same as on the primary basis since the average and ending market price used in the computation is the same.



                                                                       1997           1996
                                                                   -----------    -----------

Net income (loss) before extraordinary item                        $  (503,000)   $   316,000

Extraordinary item, net                                             (1,557,000)             -
                                                                   -----------    -----------
Net income (loss)                                                  $(2,060,000)   $   316,000
                                                                   ===========    ===========
Weighted average outstanding
    common shares (includes 100,000 and 66,667
    shares subject to put option in 1997 and 1996,                     953,674        838,859
    respectively)

Increase due to assumed issuance of shares
    related to outstanding  stock options
    using the treasury stock method                                          -          1,574

Increase due to assumed exercise of stock
    warrants using the treasury stock method                                 -        136,763
                                                                   -----------    -----------
Adjusted weighted average number of
    common shares and common share equivalents                         953,674        977,196
                                                                   ===========    ===========
Earnings (loss) per common share and
    common share equivalent:
Net income (loss) before extraordinary item                        $     (0.53)   $      0.32
Extraordinary item, net                                                  (1.63)             -
                                                                   -----------    -----------
    Net income (loss)                                              $     (2.16)   $      0.32
                                                                   ===========    ===========
